Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2002

Daleen Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27491	65-0944514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

902 Clint Moore Road Boca Raton, Florida (Address of principal executive offices)	33486 (Zip Code)

(561) 999-8000

(Registrant’s telephone number, including area code)

Item 5 – Other Events.

     Daleen Technologies, Inc, a global provider of high performance billing and customer care software solutions that manage the revenue chain, announced that on May 16, 2002, it received a Nasdaq Staff Determination that the company has not met the minimum bid price requirement set forth in Marketplace Rule 4450(a)(5) for continued listing on The Nasdaq National Market and anticipates receiving a similar Nasdaq Staff Determination this week that it has not met the minimum market value of publicly held shares requirement set forth in Marketplace Rule 4450(a)(2). As a result of each of these determinations, the company’s common stock is subject to delisting from The Nasdaq National Market. The company intends to request a hearing before the Nasdaq Listing Qualifications Panel to review the Nasdaq Staff’s determinations. At the hearing, the company will be given the opportunity to provide the Panel with arguments in support of its continued listing. However, there can be no assurance that the Panel will grant the company’s request for continued listing. If the appeal is not granted, or if the company decides for business reasons not to seek the appeal, the company’s common stock will be delisted from The Nasdaq National Market. In that event, the company plans to apply to list its common stock on The Nasdaq SmallCap Market. The date for the hearing has not yet been established. The company has been advised by Nasdaq that its common stock will continue to be listed on The Nasdaq National Market pending the outcome of the hearing.

     Daleen Technologies, Inc. announced that effective May 31, 2002, Steve Kim’s employment with the company will be terminated. Mr. Kim has served as the company’s executive vice president of products and technologies. Mr. Kim executed a Settlement and Release Agreement pursuant to which the company will pay him a portion of the severance benefits available to him under his employment agreement with the company.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC

By:	/s/ Jeanne Prayther

Jeanne Prayther
Chief Financial Officer, Secretary and Treasurer

Dated: May 22, 2002

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